Exhibit 99

NEWS

CONTACT: Brendan McManus
(301) 380-4495
brendan.mcmanus@marriott.com

MARRIOTT INTERNATIONAL REPORTS THIRD QUARTER 2018 RESULTS

HIGHLIGHTS

•
Third quarter reported diluted EPS totaled $1.38, a 7 percent increase from prior year results. Third quarter adjusted diluted EPS totaled $1.70, a 62 percent increase over third quarter 2017 adjusted results. Adjusted results exclude merger-related adjustments, cost reimbursement revenue, and reimbursed expenses;

•	During the 2018 third quarter, EPS included $0.26 from gains on asset sales ($71 million pretax reflected in Gains and other income, net and Equity in earnings);

•	Third quarter 2018 comparable systemwide constant dollar RevPAR rose 1.9 percent worldwide, 5.4 percent outside North America and 0.6 percent in North America;

•	The company added more than 18,000 rooms during the third quarter, including over 1,500 rooms converted from competitor brands and approximately 10,000 rooms in international markets;

•	At quarter-end, Marriott’s worldwide development pipeline increased to roughly 471,000 rooms, including nearly 50,000 rooms approved, but not yet subject to signed contracts;

•
Third quarter reported net income totaled $483 million, flat compared to prior year results. Third quarter adjusted net income totaled $598 million, a 51 percent increase over prior year adjusted results;

•
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $900 million in the quarter, a 12 percent increase over third quarter 2017 adjusted EBITDA. Third quarter 2018 gross fee revenues totaled $932 million, a 13 percent increase from prior year gross fee revenues;

•
Marriott repurchased 6.7 million shares of the company’s common stock for $841 million during the third quarter. Year-to-date through November 5, the company has repurchased 20.8 million shares for $2.7 billion.

BETHESDA, MD - November 5, 2018 - Marriott International, Inc. (NASDAQ: MAR) today reported third quarter 2018 results.

Arne M. Sorenson, president and chief executive officer of Marriott International, said, “It’s been just over two years since the completion of the Starwood acquisition.  We are in the home stretch on integrating the companies and are pleased with the results. On August 18, we integrated our loyalty programs creating one powerful, unified program, allowing our 120 million members to earn, book, and redeem across more than 6,700 hotels. At the time of the acquisition, we stated our goal to recycle assets totaling more than $1.5 billion by the end of 2018.  We have already exceeded that goal, recycling more than $1.8 billion since the deal closed.

“In the third quarter, we were pleased to post gross fee revenues growth of 13 percent and adjusted EBITDA growth of 12 percent, as worldwide comparable systemwide hotel RevPAR increased roughly 2 percent. Our results in the third quarter highlight the resiliency of our asset light model and our ability to generate cash. Year-to-date through November 5, we have already returned more than $3.1 billion to shareholders through dividends and share repurchases and now believe we could return roughly $3.7 billion in 2018.

“It has been gratifying to see broad associate participation in Marriott’s retirement savings plans. Approximately 80 percent of eligible associates participated in and will receive a supplemental, one-time company match of up to $1,000. Our associates are our most important assets, serving our guests every day. We recognize their extraordinary efforts and, with this incentive, encourage them to save for the future.

“We expect Marriott’s fourth quarter 2018 comparable systemwide RevPAR on a constant dollar basis will increase roughly 2 percent worldwide, roughly 1 percent in North America, and 5 to 6 percent outside North America. Our forecast for RevPAR in North America reflects an estimated 110-basis-point headwind due to the 2017 hurricane relief efforts in Texas and Florida and it also reflects the slightly weaker than expected transient demand the industry experienced during September. Trends in most international markets are expected to remain strong.

“For full year 2019, based on our early budgeting analysis, we expect comparable systemwide RevPAR on a constant dollar basis will increase 2 to 3 percent worldwide, 1 to 3 percent in North America, and 3 to 5 percent outside North America.

“For the full year 2018, we anticipate our number of rooms will increase nearly 7 percent gross while room deletions should total nearly 2 percent, resulting in net rooms growth of roughly 5 percent for the year. For the full year 2019, we anticipate gross room additions will increase at a rate similar to 2018, but deletions should moderate to 1 to 1.5 percent for the year, resulting in net rooms growth acceleration to roughly 5.5 percent.”

Third Quarter 2018 Results
In the 2018 first quarter, the company adopted Accounting Standards Update 2014-09. Please see the “Accounting Standards Update” section of this release for more information.

Marriott’s reported net income totaled $483 million in the 2018 third quarter, compared to 2017 third quarter reported net income of $485 million. Reported diluted earnings per share (EPS) totaled $1.38 in the quarter, a 7 percent increase from reported diluted EPS of $1.29 in the year-ago quarter.

Third quarter 2018 adjusted net income totaled $598 million, a 51 percent increase over 2017 third quarter adjusted net income of $397 million.  Adjusted net income excludes merger-related adjustments, cost reimbursement revenue, and reimbursed expenses.  Adjusted diluted EPS in the third quarter totaled $1.70, a 62 percent increase from adjusted diluted EPS of $1.05 in the year-ago quarter.  See page A-3 for the calculation of adjusted results.

Base management and franchise fees totaled $781 million in the 2018 third quarter, a 14 percent increase over base management and franchise fees of $688 million in the year-ago quarter. The year-over-year increase in these fees is primarily attributable to higher RevPAR, unit growth, and higher credit card and residential branding fees.

Third quarter 2018 incentive management fees totaled $151 million, a 9 percent increase compared to incentive management fees of $138 million in the year-ago quarter. The year-over-year increase is largely due to higher net house profit at properties in Europe and the Asia Pacific region.

Owned, leased, and other revenue, net of direct expenses, totaled $82 million in the 2018 third quarter, flat compared to the year-ago quarter. Compared to the year-ago quarter, results largely reflect higher termination fees and stronger results at several owned and leased hotels in North America, offset by the $23 million negative impact from hotels sold during or after the third quarter of 2017.

General, administrative, and other expenses for the 2018 third quarter totaled $221 million, compared to $205 million in the year-ago quarter. The year-over-year $16 million increase largely reflects $7 million of incremental profit-sharing contributions in the 2018 third quarter and the unfavorable comparison to a $6 million state tax incentive recognized in the 2017 third quarter.

Gains and other income, net, totaled $18 million, compared to $6 million in the year-ago quarter. The year-over-year $12 million increase largely reflects an adjustment to the gain on the 2018 second quarter sale of two hotels in Fiji.

Equity in earnings for the third quarter totaled $61 million, compared to $6 million in the year-ago quarter. The 2018 third quarter includes a $55 million gain on a joint venture’s sale of the JW Marriott hotel in Mexico City.

Interest expense, net, totaled $81 million in the third quarter compared to $64 million in the year-ago quarter. The increase is largely due to higher interest rates and debt balances, and lower interest income.

The provision for income taxes totaled $85 million in the third quarter, a 14.9 percent effective tax rate, compared to $253 million in the year-ago quarter, a 34.3 percent effective tax rate. The lower effective rate in the 2018 third quarter largely reflects the effects of the U.S. Tax Cuts and Jobs Act of 2017, benefits relating to the sale of two hotels in Fiji, a joint venture’s sale of the JW Marriott hotel in Mexico City, and $11 million of favorable discrete items.

For the third quarter, adjusted EBITDA totaled $900 million, a 12 percent increase over third quarter 2017 adjusted EBITDA of $806 million. Compared to the prior year, adjusted EBITDA for the third quarter of 2018 reflects the $19 million negative impact from sold hotels. See page A-11 for the adjusted EBITDA calculations.

Third Quarter 2018 Results Compared to August 6, 2018 Guidance
On August 6, 2018, the company estimated gross fee revenues for the third quarter would be $915 million to $935 million. Actual gross fee revenues of $932 million in the quarter were towards the high end of the estimate, largely reflecting greater than expected credit card and residential branding fees, partially offset by weaker than expected RevPAR and unfavorable foreign exchange.

Marriott estimated owned, leased, and other revenue, net of direct expenses, for the third quarter would total approximately $65 million. Actual results of $82 million in the quarter were higher than estimated, largely due to higher than expected termination fees.

The company estimated general, administrative, and other expenses for the third quarter would total $235 million to $240 million. Actual expenses of $221 million in the quarter were lower than expected, largely due to timing and lower than anticipated incremental profit-sharing contributions.

The company estimated gains and other income for the third quarter would total approximately $3 million. Actual gains of $18 million in the quarter were higher than expected, due to an adjustment to the gain on the 2018 second quarter sale of two hotels in Fiji.

The company estimated equity in earnings for the third quarter would total approximately $7 million. Actual equity in earnings of $61 million in the quarter were higher than expected, largely reflecting a $55 million gain on a joint venture’s sale of the JW Marriott hotel in Mexico City.

The company estimated adjusted EBITDA for the third quarter would total $845 million to $870 million. Actual adjusted EBITDA of $900 million was higher than expected due to strong credit card and residential branding fee revenue, higher than expected termination fees, and lower than expected general, administrative, and other expenses.

Selected Performance Information
The company added 106 new properties (18,121 rooms) to its worldwide lodging portfolio during the 2018 third quarter, including The Barcelona EDITION, the W Kuala Lumpur, and the JW Marriott Panama. Forty properties (6,520 rooms) exited the system during the quarter. At quarter-end, Marriott’s lodging system encompassed 6,782 properties and timeshare resorts with nearly 1,299,000 rooms.

At quarter-end, the company’s worldwide development pipeline totaled 2,790 properties with roughly 471,000 rooms, including 1,139 properties with more than 212,000 rooms under construction and 293 properties with nearly 50,000 rooms approved for development, but not yet subject to signed contracts.

In the 2018 third quarter, worldwide comparable systemwide constant dollar RevPAR increased 1.9 percent (a 1.2 percent increase using actual dollars). North American comparable systemwide constant dollar RevPAR increased 0.6 percent (a 0.4 percent increase using actual dollars), and international comparable systemwide constant dollar RevPAR increased 5.4 percent (a 3.2 percent increase using actual dollars) for the same period.

Worldwide comparable company-operated house profit margins increased 20 basis points in the third quarter, largely due to solid cost controls and synergies from the Starwood acquisition, despite modest RevPAR growth and higher wages. House profit margins for comparable company-operated properties outside North America rose 50 basis points and North American comparable company-operated house profit margins decreased 10 basis points in the third quarter.

Balance Sheet
At quarter-end, Marriott’s total debt was $9,327 million and cash balances totaled $373 million, compared to $8,238 million in debt and $383 million of cash at year-end 2017.

Marriott Common Stock
Weighted average fully diluted shares outstanding used to calculate both reported and adjusted diluted EPS totaled 350.6 million in the 2018 third quarter, compared to 376.6 million shares in the year-ago quarter.

The company repurchased 6.7 million shares of common stock in the 2018 third quarter for $841 million at an average price of $125.78 per share. Year-to-date through November 5, the company has repurchased 20.8 million shares for $2.7 billion at an average price of $131.19 per share.

Accounting Standards Update
In the 2018 first quarter, the company adopted Accounting Standards Update 2014-09 (the new revenue standard), which changes the GAAP reporting for revenue and expense recognition for franchise application and relicensing fees, contract investment costs, the quarterly timing of incentive fee recognition, and centralized programs and services, among other items. While the new revenue standard results in changes to the reporting of certain revenue and expense items, Marriott’s cash flow and business fundamentals are not impacted. A discussion of revenue recognition changes can be found in the 2017 Form 10-K the company filed on February 15, 2018, which is available on Marriott’s Investor Relations website at http://www.marriott.com/investor.

The company has elected to use the full retrospective method in the adoption of the new revenue standard. As such, the company’s financial statements in SEC filings will show prior year quarterly and full year results as if the new revenue standard had been adopted on January 1, 2016. The company furnished a Form 8-K on July 25, 2018, which presented the effect of adoption of the new revenue standard on Marriott’s 2017 quarterly and full year unaudited results of operations and related financial measures.

2018 Outlook
The following outlook for fourth quarter and full year 2018 does not include merger-related costs and charges, cost reimbursement revenue, or reimbursed expenses, which the company cannot accurately forecast (except for depreciation classified in reimbursed expenses) and which may be significant. Full year 2018 outlook also excludes the net tax charge and the increase in the Avendra gain, which were reported in the first half of 2018.

For the 2018 fourth quarter, Marriott expects comparable systemwide RevPAR on a constant dollar basis in North America will increase roughly 1 percent, reflecting an estimated 110-basis-point headwind to last year’s hurricane relief efforts. Compared to the estimate the company provided on August 6, this fourth quarter RevPAR guidance for North America reflects some uncertainty related to transient demand weakness the industry experienced in September. The company expects fourth quarter comparable systemwide RevPAR on a constant dollar basis will increase 5 to 6 percent outside North America and roughly 2 percent worldwide.

The company assumes fourth quarter 2018 gross fee revenues will total $900 million to $910 million, a 4 to 6 percent increase over fourth quarter 2017 gross fee revenues of $862 million. Compared to the estimate the company provided on August 6, this estimate largely reflects unfavorable foreign exchange impact and lower than previously expected worldwide comparable systemwide constant dollar RevPAR.

The company assumes fourth quarter 2018 general, administrative, and other expenses could total $245 million to $250 million, including a $6 million expense for incremental profit-sharing contributions. Compared to the estimate the company provided on August 6, this general, administrative, and other expenses estimate reflects the unfavorable timing of spending that had been expected in the 2018 third quarter.

Marriott expects fourth quarter 2018 adjusted EBITDA could total $847 million to $862 million, a 7 to 9 percent increase over fourth quarter 2017 adjusted EBITDA of $789 million. This estimate reflects the roughly $11 million negative impact from sold hotels but does not reflect additional asset sales that may occur. See page A-12 for the adjusted EBITDA calculation.

For the full year 2018, Marriott expects comparable systemwide RevPAR on a constant dollar basis will increase roughly 2 percent in North America, roughly 6 percent outside North America, and roughly 3 percent worldwide.

Marriott anticipates gross room additions of nearly 7 percent, or roughly 5 percent, net of deletions, for full year 2018.

The company assumes full year 2018 gross fee revenues will total $3,628 million to $3,638 million, a 10 percent increase over 2017 gross fee revenues of $3,295 million. Full year 2018 estimated gross fee revenues include $370 million to $380 million of credit card branding fees, compared to $242 million for full year 2017. The company anticipates full year 2018 incentive management fees will increase at a mid to high single-digit rate over 2017 full year incentive management fees of $607 million.

Marriott expects full year 2018 owned, leased, and other revenue, net of direct expenses, could total approximately $331 million. This estimate reflects the $80 million negative impact from sold hotels, stronger results at owned and leased hotels, and higher year-over-year termination fees, but does not reflect additional asset sales that may occur.

The company assumes full year 2018 general, administrative, and other expenses could total $930 million to $935 million. This estimate assumes a $50 million expense for the company’s investments in its workforce, in large part the supplemental, one-time retirement savings match of up to $1,000 per eligible participating associate. This expense will not recur in 2019.

Marriott expects full year 2018 gains and other income could total approximately $188 million, reflecting assets sold to date.

Marriott expects full year 2018 adjusted EBITDA could total $3,456 million to $3,471 million, a 10 to 11 percent increase over 2017 adjusted EBITDA of $3,131 million. This estimate reflects the roughly $68 million negative impact from hotels sold in 2017 and to date in 2018 but does not reflect additional asset sales that may occur in 2018. See page A-13 for the adjusted EBITDA calculation.

	Fourth Quarter 2018 [1]	Full Year 2018 [1]
Gross fee revenues	$900 million to $910 million	$3,628 million to $3,638 million
Contract investment amortization	Approx. $15 million	Approx. $59 million
Owned, leased and other revenue, net of direct expenses	Approx. $90 million	Approx. $331 million
Depreciation, amortization, and other expenses	Approx. $60 million	Approx. $224 million
General, administrative, and other expenses	$245 million to $250 million	$930 million to $935 million
Operating income	$665 million to $680 million	$2,741 million to $2,756 million
Gains and other income	Approx. $3 million	Approx. $188 million
Net interest expense	Approx. $90 million	Approx. $320 million
Equity in earnings (losses)	Approx. $10 million	Approx. $105 million
Earnings per share - diluted	$1.37 to $1.41	$6.15 to $6.18
Core tax rate[2]		22.6 percent

[1]
The outlook provided in this table does not include merger-related costs and charges, cost reimbursement revenue or reimbursed expenses, which the company cannot accurately forecast (except for depreciation classified in reimbursed expenses) and which may be significant. Full year 2018 outlook excludes the net tax charge resulting from the Tax Act and the increase in the Avendra gain, which were reported in the first half of 2018.

[2]
Guidance for Full Year 2018 reflects the impact of employee stock-based compensation excess tax benefits.  The company expects the effective tax rate will be 19.2 percent for Fourth Quarter 2018 and 19.8 percent for Full Year 2018.

The company expects investment spending in 2018 will total approximately $750 million to $850 million, including approximately $200 million for maintenance capital and $255 million for the purchase of the Sheraton Grand Phoenix. Investment spending also includes other capital expenditures (including property acquisitions), new mezzanine financing and mortgage notes, contract acquisition costs, and equity and other investments. Assuming this level of investment spending and no additional asset sales, roughly $3.7 billion could be returned to shareholders through share repurchases and dividends in 2018.

Marriott International, Inc. (NASDAQ: MAR) will conduct its quarterly earnings review for the investment community and news media on Tuesday, November 6, 2018 at 10:00 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://www.marriott.com/investor, click on “Events & Presentations” and click on the quarterly conference call link. A replay will be available at that same website until November 6, 2019.

The telephone dial-in number for the conference call is 706-679-3455 and the conference ID is 5388797. A telephone replay of the conference call will be available from 1:00 p.m. ET, Tuesday, November 6, 2018 until 8:00 p.m. ET, Tuesday, November 13, 2018. To access the replay, call 404-537-3406. The conference ID for the recording is 5388797.

Note on forward-looking statements: This press release and accompanying schedules contain “forward-looking statements” within the meaning of federal securities laws, including our RevPAR, profit margin and earnings outlook and assumptions; the number of lodging properties we expect to add to or remove from our system in the future; our expectations regarding the estimates of the impact of new accounting standards and the new tax law; our expectations about investment spending and tax rate; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including those we identify below and other risk factors that we identify in our most recent quarterly report on Form 10-Q or annual report on Form 10-K. Risks that could affect forward-looking statements in this press release include changes in market conditions; changes in global and regional economies; supply and demand changes for hotel rooms; competitive conditions in the lodging industry; relationships with clients and property owners; the availability of capital to finance hotel growth and refurbishment; the extent to which we can continue to successfully integrate Starwood and realize the anticipated benefits of combining Starwood and Marriott; changes to our provisional estimates of the impact of the U.S. Tax Cuts and Jobs Acts of 2017; and changes to our estimates of the impact of the new accounting standards. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release. We make these forward-looking statements as of November 5, 2018. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Marriott International, Inc. (NASDAQ: MAR) is the world’s largest hotel company based in Bethesda, Maryland, USA, with more than 6,700 properties in 129 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts. The company’s 30 leading brands include: Bulgari®, The Ritz-Carlton® and The Ritz-Carlton Reserve®, St. Regis®, W®, EDITION®, JW Marriott®, The Luxury Collection®, Marriott Hotels®, Westin®, Le Méridien®, Renaissance® Hotels, Sheraton®, Delta Hotels by MarriottSM, Marriott Executive Apartments®, Marriott Vacation Club®, Autograph Collection® Hotels, Tribute Portfolio™, Design Hotels™, Gaylord Hotels®, Courtyard®, Four Points® by Sheraton, SpringHill Suites®, Fairfield Inn & Suites®, Residence Inn®, TownePlace Suites®, AC Hotels by Marriott®, Aloft®, Element®, Moxy® Hotels, and Protea Hotels by Marriott®. The company also operates award-winning loyalty programs: Marriott Rewards®, which includes The Ritz-Carlton Rewards®, and Starwood Preferred Guest®. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com and @MarriottIntl.
IRPR#1

Tables follow

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
THIRD QUARTER 2018 AND 2017
(in millions except per share amounts, unaudited)

	As Reported	As Reported [10]	Percent
	Three Months Ended	Three Months Ended	Better/(Worse)
	September 30, 2018	September 30, 2017	Reported 2018 vs. 2017
REVENUES
Base management fees	$279	$269	4
Franchise fees [1]	502	419	20
Incentive management fees	151	138	9
Gross Fee Revenues	932	826	13
Contract investment amortization [2]	(13)	(11)	(18)
Net Fee Revenues	919	815	13
Owned, leased, and other revenue [3]	397	433	(8)
Cost reimbursement revenue [4]	3,733	3,830	(3)
Total Revenues	5,049	5,078	(1)

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [5]	315	351	10
Depreciation, amortization, and other [6]	52	54	4
General, administrative, and other [7]	221	205	(8)
Merger-related costs and charges	12	28	57
Reimbursed expenses [4]	3,879	3,650	(6)
Total Expenses	4,479	4,288	(4)

OPERATING INCOME	570	790	(28)

Gains and other income, net [8]	18	6	200
Interest expense	(86)	(73)	(18)
Interest income	5	9	(44)
Equity in earnings [9]	61	6	917
INCOME BEFORE INCOME TAXES	568	738	(23)
Provision for income taxes	(85)	(253)	66
NET INCOME	$483	$485	—

EARNINGS PER SHARE
Earnings per share - basic	$1.39	$1.30	7
Earnings per share - diluted	$1.38	$1.29	7

Basic Shares	346.7	372.3
Diluted Shares	350.6	376.6

[1]	Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees.

[2]	Contract investment amortization includes amortization of capitalized costs to obtain contracts with our owner and franchisee customers, and any related impairments, accelerations, or write-offs.

[3]	Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.

[4]
Cost reimbursement revenue includes reimbursements from properties for property-level and centralized programs and services that we operate for the benefit of our hotel owners. Reimbursed expenses include costs incurred by Marriott for certain property-level operating expenses and centralized programs and services.

[5]	Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.

[6]
Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

[7]	General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.

[8]	Gains and other income, net includes gains and losses on the sale of real estate, the sale or impairment of joint ventures and investments, and results from other equity investments.

[9]	Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

[10]	On January 1, 2018, we adopted ASU 2014-09. This column reflects our recast 2017 results under the new accounting standard.

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
THIRD QUARTER YEAR-TO-DATE 2018 AND 2017
(in millions except per share amounts, unaudited)

	As Reported	As Reported [10]	Percent
	Nine Months Ended	Nine Months Ended	Better/(Worse)
	September 30, 2018	September 30, 2017	Reported 2018 vs. 2017
REVENUES
Base management fees	$852	$818	4
Franchise fees [1]	1,394	1,182	18
Incentive management fees	482	433	11
Gross Fee Revenues	2,728	2,433	12
Contract investment amortization [2]	(44)	(34)	(29)
Net Fee Revenues	2,684	2,399	12
Owned, leased, and other revenue [3]	1,226	1,309	(6)
Cost reimbursement revenue [4]	11,491	11,493	—
Total Revenues	15,401	15,201	1

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [5]	985	1,057	7
Depreciation, amortization, and other [6]	164	176	7
General, administrative, and other [7]	685	651	(5)
Merger-related costs and charges	64	100	36
Reimbursed expenses [4]	11,693	11,137	(5)
Total Expenses	13,591	13,121	(4)

OPERATING INCOME	1,810	2,080	(13)

Gains and other income, net [8]	191	31	516
Interest expense	(246)	(216)	(14)
Interest income	16	24	(33)
Equity in earnings [9]	95	29	228
INCOME BEFORE INCOME TAXES	1,866	1,948	(4)
Provision for income taxes	(375)	(603)	38
NET INCOME	$1,491	$1,345	11

EARNINGS PER SHARE
Earnings per share - basic	$4.23	$3.55	19
Earnings per share - diluted	$4.18	$3.51	19

Basic Shares	352.8	378.5
Diluted Shares	357.1	383.2

[1]	Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees.

[2]	Contract investment amortization includes amortization of capitalized costs to obtain contracts with our owner and franchisee customers, and any related impairments, accelerations, or write-offs.

[3]	Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.

[4]
Cost reimbursement revenue includes reimbursements from properties for property-level and centralized programs and services that we operate for the benefit of our hotel owners. Reimbursed expenses include costs incurred by Marriott for certain property-level operating expenses and centralized programs and services.

[5]	Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.

[6]
Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

[7]	General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.

[8]	Gains and other income, net includes gains and losses on the sale of real estate, the sale or impairment of joint ventures and investments, and results from other equity method investments.

[9]	Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

[10]	On January 1, 2018, we adopted ASU 2014-09. This column reflects our recast 2017 results under the new accounting standard.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
($ in millions except per share amounts)

The following table presents our reconciliations of Adjusted operating income, Adjusted operating income margin, Adjusted net income, and Adjusted diluted EPS, to the most directly comparable GAAP measure. Adjusted total revenues is used in the determination of Adjusted operating income margin.

	Three Months Ended			Nine Months Ended
	September 30, 2018	September 30, 2017 [1]	Percent Better/(Worse)	September 30, 2018	September 30, 2017 [1]	Percent Better/(Worse)
Total revenues, as reported	$5,049	$5,078		$15,401	$15,201
Less: Cost reimbursement revenue	(3,733)	(3,830)		(11,491)	(11,493)
Less: Other merger-related adjustments[2]	—	(3)		—	(3)
Adjusted total revenues**	1,316	1,245		3,910	3,705

Operating income, as reported	570	790		1,810	2,080
Less: Cost reimbursement revenue	(3,733)	(3,830)		(11,491)	(11,493)
Add: Reimbursed expenses	3,879	3,650		11,693	11,137
Add: Merger-related costs, charges, and other [3]	12	22		64	96
Adjusted operating income **	728	632	15%	2,076	1,820	14%

Operating income margin	11%	16%		12%	14%
Adjusted operating income margin **	55%	51%		53%	49%

Net income, as reported	483	485		1,491	1,345
Less: Cost reimbursement revenue	(3,733)	(3,830)		(11,491)	(11,493)
Add: Reimbursed expenses	3,879	3,650		11,693	11,137
Add: Merger-related costs, charges, and other [3]	12	22		64	96
Less: Gain on sale of Avendra	—	—		(6)	—
Income tax effect of above adjustments	(43)	70		(69)	112
Add: U.S. Tax Cuts and Jobs Act of 2017	—	—		22	—
Adjusted net income **	$598	$397	51%	$1,704	$1,197	42%

Diluted EPS, as reported	$1.38	$1.29		$4.18	$3.51
Adjusted Diluted EPS**	$1.70	$1.05	62%	$4.77	$3.12	53%

**	Denotes non-GAAP financial measures. Please see pages A-14 and A-15 for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1]	On January 1, 2018, we adopted ASU 2014-09. This column reflects our recast 2017 results under the new accounting standard.

[2]	Other merger-related adjustments include Starwood purchase accounting revisions.
3 Merger-related costs, charges, and other includes Starwood merger costs presented in the “Merger-related costs and charges” caption of our Income Statement and net purchase accounting revisions.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of September 30, 2018

	North America		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Managed	820	248,479	1,123	298,231	1,943	546,710
Marriott Hotels	126	67,809	168	49,924	294	117,733
Sheraton	28	23,611	184	63,247	212	86,858
Sheraton Residences	—	—	2	262	2	262
Courtyard	240	38,356	95	20,436	335	58,792
Westin	45	24,808	67	21,049	112	45,857
Westin Residences	1	65	1	264	2	329
The Ritz-Carlton	38	10,958	55	14,992	93	25,950
The Ritz-Carlton Residences	35	4,554	11	950	46	5,504
The Ritz-Carlton Serviced Apartments	—	—	5	697	5	697
JW Marriott	16	10,038	49	19,382	65	29,420
Renaissance	27	11,774	57	17,839	84	29,613
Le Méridien	4	720	72	19,828	76	20,548
Residence Inn	110	16,897	6	643	116	17,540
Four Points	1	134	72	18,603	73	18,737
W Hotels	24	6,965	26	6,254	50	13,219
W Residences	9	1,078	4	478	13	1,556
The Luxury Collection	6	2,294	51	8,959	57	11,253
The Luxury Collection Residences	—	—	1	21	1	21
St. Regis	10	1,990	29	6,651	39	8,641
St. Regis Residences	7	585	7	593	14	1,178
Aloft	1	330	35	8,444	36	8,774
Gaylord Hotels	5	8,411	—	—	5	8,411
Delta Hotels	25	6,764	—	—	25	6,764
Fairfield Inn & Suites	6	1,432	27	4,187	33	5,619
SpringHill Suites	31	4,988	—	—	31	4,988
Marriott Executive Apartments	—	—	31	4,613	31	4,613
Protea Hotels	—	—	35	4,175	35	4,175
Autograph Collection	5	1,307	8	1,722	13	3,029
TownePlace Suites	16	1,839	—	—	16	1,839
Element	1	180	6	1,253	7	1,433
EDITION	2	567	5	1,046	7	1,613
EDITION Residences	1	25	—	—	1	25
Moxy	—	—	4	599	4	599
Bulgari	—	—	5	438	5	438
Bulgari Residences	—	—	2	123	2	123
Tribute Portfolio	—	—	3	559	3	559

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of September 30, 2018

	North America		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Franchised	4,053	587,020	489	105,618	4,542	692,638
Courtyard	760	101,183	67	12,567	827	113,750
Fairfield Inn & Suites	918	84,808	7	1,323	925	86,131
Marriott Hotels	213	66,234	52	14,910	265	81,144
Residence Inn	665	78,755	5	666	670	79,421
Sheraton	162	48,120	62	17,758	224	65,878
SpringHill Suites	374	42,908	—	—	374	42,908
Westin	83	27,071	24	7,606	107	34,677
Westin Residences	2	201	—	—	2	201
TownePlace Suites	350	35,119	—	—	350	35,119
Four Points	146	22,320	46	7,186	192	29,506
Autograph Collection	88	18,895	52	11,795	140	30,690
Renaissance	59	16,816	27	7,423	86	24,239
Aloft	106	15,602	13	2,094	119	17,696
The Luxury Collection	12	2,850	41	7,527	53	10,377
The Luxury Collection Residences	1	91	1	64	2	155
Delta Hotels	34	7,719	2	562	36	8,281
Le Méridien	16	3,417	16	4,246	32	7,663
Tribute Portfolio	16	4,023	9	971	25	4,994
JW Marriott	11	4,958	6	1,624	17	6,582
Moxy	7	1,503	19	4,148	26	5,651
Element	28	3,943	2	293	30	4,236
Protea Hotels	—	—	37	2,770	37	2,770
The Ritz-Carlton	1	429	—	—	1	429
The Ritz-Carlton Residences	1	55	—	—	1	55
Bulgari	—	—	1	85	1	85
Owned/Leased	29	8,281	33	8,565	62	16,846
Sheraton	2	1,474	4	1,830	6	3,304
Courtyard	19	2,814	3	645	22	3,459
Marriott Hotels	3	1,664	5	1,625	8	3,289
Westin	1	1,073	—	—	1	1,073
W Hotels	1	509	2	665	3	1,174
Protea Hotels	—	—	7	1,168	7	1,168
Renaissance	1	317	3	749	4	1,066
The Ritz-Carlton	—	—	2	553	2	553
JW Marriott	—	—	1	496	1	496
St. Regis	1	238	1	160	2	398
Residence Inn	1	192	1	140	2	332
The Luxury Collection	—	—	2	287	2	287
Autograph Collection	—	—	2	247	2	247
Unconsolidated Joint Ventures	46	7,830	100	12,389	146	20,219
AC Hotels by Marriott	46	7,830	94	11,970	140	19,800
Autograph Collection	—	—	6	419	6	419
Timeshare*	70	18,297	19	3,873	89	22,170
Marriott Vacations Worldwide	51	11,249	15	2,406	66	13,655
Vistana	19	7,048	4	1,467	23	8,515
Grand Total	5,018	869,907	1,764	428,676	6,782	1,298,583

* Timeshare property and room counts are included on this table in their geographical locations.  For external reporting purposes, these counts are captured in the Corporate segment.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of September 30, 2018

	North America		Total International		Total Worldwide
Total Systemwide	Units	Rooms	Units	Rooms	Units	Rooms
Luxury	176	48,184	307	72,045	483	120,229
JW Marriott	27	14,996	56	21,502	83	36,498
The Ritz-Carlton	39	11,387	57	15,545	96	26,932
The Ritz-Carlton Residences	36	4,609	11	950	47	5,559
The Ritz-Carlton Serviced Apartments	—	—	5	697	5	697
The Luxury Collection	18	5,144	94	16,773	112	21,917
The Luxury Collection Residences	1	91	2	85	3	176
W Hotels	25	7,474	28	6,919	53	14,393
W Residences	9	1,078	4	478	13	1,556
St. Regis	11	2,228	30	6,811	41	9,039
St. Regis Residences	7	585	7	593	14	1,178
EDITION	2	567	5	1,046	7	1,613
EDITION Residences	1	25	—	—	1	25
Bulgari	—	—	6	523	6	523
Bulgari Residences	—	—	2	123	2	123
Full-Service	946	342,293	857	249,448	1,803	591,741
Marriott Hotels	342	135,707	225	66,459	567	202,166
Sheraton	192	73,205	250	82,835	442	156,040
Sheraton Residences	—	—	2	262	2	262
Westin	129	52,952	91	28,655	220	81,607
Westin Residences	3	266	1	264	4	530
Renaissance	87	28,907	87	26,011	174	54,918
Autograph Collection	93	20,202	68	14,183	161	34,385
Le Méridien	20	4,137	88	24,074	108	28,211
Delta Hotels	59	14,483	2	562	61	15,045
Gaylord Hotels	5	8,411	—	—	5	8,411
Tribute Portfolio	16	4,023	12	1,530	28	5,553
Marriott Executive Apartments	—	—	31	4,613	31	4,613
Limited-Service	3,826	461,133	581	103,310	4,407	564,443
Courtyard	1,019	142,353	165	33,648	1,184	176,001
Residence Inn	776	95,844	12	1,449	788	97,293
Fairfield Inn & Suites	924	86,240	34	5,510	958	91,750
SpringHill Suites	405	47,896	—	—	405	47,896
Four Points	147	22,454	118	25,789	265	48,243
TownePlace Suites	366	36,958	—	—	366	36,958
Aloft	107	15,932	48	10,538	155	26,470
AC Hotels by Marriott	46	7,830	94	11,970	140	19,800
Protea Hotels	—	—	79	8,113	79	8,113
Moxy	7	1,503	23	4,747	30	6,250
Element	29	4,123	8	1,546	37	5,669
Timeshare*	70	18,297	19	3,873	89	22,170
Marriott Vacations Worldwide	51	11,249	15	2,406	66	13,655
Vistana	19	7,048	4	1,467	23	8,515
Grand Total	5,018	869,907	1,764	428,676	6,782	1,298,583
* Timeshare property and room counts are included on this table in their geographical locations.  For external reporting purposes, these counts are captured in the Corporate segment.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated North American Properties
	Three Months Ended September 30, 2018 and September 30, 2017
	REVPAR		Occupancy			Average Daily Rate
Brand	2018	vs. 2017	2018	vs. 2017		2018	vs. 2017
JW Marriott	$160.46	0.3%	76.7%	-0.9%	pts.	$209.19	1.5%
The Ritz-Carlton	$251.88	4.6%	72.1%	-0.5%	pts.	$349.31	5.3%
W Hotels	$240.85	0.2%	82.7%	-1.2%	pts.	$291.38	1.6%
Composite North American Luxury [1]	$239.99	3.1%	76.7%	-0.9%	pts.	$312.95	4.3%
Marriott Hotels	$151.93	2.0%	78.3%	0.2%	pts.	$193.95	1.8%
Sheraton	$148.12	3.7%	79.8%	1.2%	pts.	$185.57	2.1%
Westin	$170.83	1.6%	78.8%	-0.4%	pts.	$216.75	2.1%
Composite North American Upper Upscale [2]	$150.72	1.7%	78.1%	-0.1%	pts.	$192.98	1.8%
North American Full-Service [3]	$165.66	2.0%	77.9%	-0.2%	pts.	$212.75	2.3%
Courtyard	$106.53	-0.6%	74.8%	-1.2%	pts.	$142.48	1.0%
Residence Inn	$131.99	-0.2%	82.3%	-1.5%	pts.	$160.30	1.6%
Composite North American Limited-Service [4]	$113.25	-0.4%	77.4%	-1.1%	pts.	$146.39	1.0%
North American - All [5]	$148.99	1.5%	77.7%	-0.5%	pts.	$191.75	2.1%

Comparable Systemwide North American Properties
	Three Months Ended September 30, 2018 and September 30, 2017
	REVPAR		Occupancy			Average Daily Rate
Brand	2018	vs. 2017	2018	vs. 2017		2018	vs. 2017
JW Marriott	$166.92	1.4%	78.1%	-0.2%	pts.	$213.75	1.7%
The Ritz-Carlton	$251.88	4.6%	72.1%	-0.5%	pts.	$349.31	5.3%
W Hotels	$240.85	0.2%	82.7%	-1.2%	pts.	$291.38	1.6%
Composite North American Luxury [1]	$231.02	3.1%	77.3%	-0.8%	pts.	$298.81	4.2%
Marriott Hotels	$131.23	1.2%	75.2%	0.2%	pts.	$174.47	0.9%
Sheraton	$121.44	2.1%	76.3%	-0.6%	pts.	$159.19	2.9%
Westin	$156.70	1.2%	78.4%	-0.8%	pts.	$199.81	2.2%
Composite North American Upper Upscale [2]	$134.66	1.3%	76.2%	-0.3%	pts.	$176.70	1.7%
North American Full-Service [3]	$144.05	1.6%	76.3%	-0.3%	pts.	$188.75	2.0%
Courtyard	$108.07	-0.6%	76.1%	-0.9%	pts.	$142.09	0.6%
Residence Inn	$125.72	0.1%	83.1%	-0.4%	pts.	$151.29	0.5%
Fairfield Inn & Suites	$89.70	-1.3%	76.0%	-1.3%	pts.	$118.05	0.4%
Composite North American Limited-Service [4]	$105.81	-0.5%	77.9%	-1.0%	pts.	$135.79	0.7%
North American - All [5]	$122.40	0.6%	77.2%	-0.7%	pts.	$158.49	1.5%

[1]	Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.

[2]	Includes Marriott Hotels, Sheraton, Westin, Renaissance, Autograph Collection, Delta Hotels, Gaylord Hotels, and Le Méridien. Systemwide also includes Tribute Portfolio.

[3]	Includes Composite North American Luxury and Composite North American Upper Upscale.

[4]	Includes Courtyard, Residence Inn, Fairfield Inn & Suites, SpringHill Suites, TownePlace Suites, Four Points, Aloft, Element, and AC Hotels by Marriott. Systemwide also includes Moxy.

[5]	Includes North American Full-Service and Composite North American Limited-Service.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Three Months Ended September 30, 2018 and September 30, 2017
	REVPAR		Occupancy			Average Daily Rate
Region	2018	vs. 2017	2018	vs. 2017		2018	vs. 2017
Greater China	$93.17	5.4%	74.4%	0.9%	pts.	$125.29	4.1%
Rest of Asia Pacific	$123.55	5.8%	76.4%	0.8%	pts.	$161.73	4.7%
Asia Pacific	$104.41	5.6%	75.1%	0.9%	pts.	$139.00	4.4%

Caribbean & Latin America	$106.04	6.4%	61.6%	-1.0%	pts.	$172.20	8.1%
Europe	$179.84	4.3%	79.7%	-0.1%	pts.	$225.65	4.4%
Middle East & Africa	$82.66	0.0%	64.2%	2.9%	pts.	$128.85	-4.5%

International - All [1]	$118.26	4.5%	73.1%	0.9%	pts.	$161.71	3.2%

Worldwide [2]	$133.50	2.8%	75.4%	0.2%	pts.	$177.06	2.5%

Comparable Systemwide International Properties
	Three Months Ended September 30, 2018 and September 30, 2017
	REVPAR		Occupancy			Average Daily Rate
Region	2018	vs. 2017	2018	vs. 2017		2018	vs. 2017
Greater China	$92.44	5.3%	73.6%	1.0%	pts.	$125.52	3.9%
Rest of Asia Pacific	$126.91	5.9%	75.9%	0.8%	pts.	$167.19	4.8%
Asia Pacific	$107.73	5.6%	74.7%	0.9%	pts.	$144.30	4.3%

Caribbean & Latin America	$88.42	6.3%	60.9%	-0.8%	pts.	$145.24	7.7%
Europe	$159.36	6.2%	79.4%	0.8%	pts.	$200.72	5.1%
Middle East & Africa	$79.90	0.3%	64.2%	2.7%	pts.	$124.53	-3.9%

International - All [1]	$117.10	5.4%	73.0%	0.9%	pts.	$160.50	4.0%

Worldwide [2]	$120.85	1.9%	76.0%	-0.2%	pts.	$159.06	2.2%

[1]	Includes Asia Pacific, Caribbean & Latin America, Europe, and Middle East & Africa.

[2]	Includes North American - All and International - All.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated North American Properties
	Nine Months Ended September 30, 2018 and September 30, 2017
	REVPAR		Occupancy			Average Daily Rate
Brand	2018	vs. 2017	2018	vs. 2017		2018	vs. 2017
JW Marriott	$183.38	0.6%	78.6%	0.0%	pts.	$233.31	0.6%
The Ritz-Carlton	$278.92	4.8%	74.7%	0.5%	pts.	$373.31	4.1%
W Hotels	$247.84	2.1%	82.1%	-0.5%	pts.	$301.98	2.7%
Composite North American Luxury [1]	$260.42	3.7%	78.2%	0.1%	pts.	$333.05	3.5%
Marriott Hotels	$156.25	2.8%	77.9%	0.5%	pts.	$200.51	2.1%
Sheraton	$146.74	3.0%	78.2%	0.6%	pts.	$187.61	2.2%
Westin	$167.05	1.3%	77.0%	0.1%	pts.	$216.87	1.3%
Composite North American Upper Upscale [2]	$153.18	2.4%	77.3%	0.3%	pts.	$198.20	1.9%
North American Full-Service [3]	$171.15	2.7%	77.4%	0.3%	pts.	$221.01	2.3%
Courtyard	$106.28	0.5%	74.0%	-0.2%	pts.	$143.58	0.8%
Residence Inn	$129.53	0.0%	80.4%	-0.9%	pts.	$161.11	1.1%
Composite North American Limited-Service [4]	$112.46	0.5%	76.3%	-0.2%	pts.	$147.48	0.8%
North American - All [5]	$152.48	2.2%	77.1%	0.1%	pts.	$197.86	2.0%

Comparable Systemwide North American Properties
	Nine Months Ended September 30, 2018 and September 30, 2017
	REVPAR		Occupancy			Average Daily Rate
Brand	2018	vs. 2017	2018	vs. 2017		2018	vs. 2017
JW Marriott	$184.01	1.6%	79.0%	0.1%	pts.	$232.85	1.4%
The Ritz-Carlton	$278.92	4.8%	74.7%	0.5%	pts.	$373.31	4.1%
W Hotels	$247.84	2.1%	82.1%	-0.5%	pts.	$301.98	2.7%
Composite North American Luxury [1]	$247.07	3.8%	78.3%	0.3%	pts.	$315.47	3.4%
Marriott Hotels	$133.04	2.2%	74.3%	0.4%	pts.	$178.98	1.6%
Sheraton	$117.52	2.1%	74.2%	-0.1%	pts.	$158.37	2.2%
Westin	$156.54	1.5%	76.9%	-0.2%	pts.	$203.54	1.8%
Composite North American Upper Upscale [2]	$135.06	2.1%	74.9%	0.2%	pts.	$180.27	1.9%
North American Full-Service [3]	$145.98	2.4%	75.3%	0.2%	pts.	$193.99	2.2%
Courtyard	$104.95	0.9%	74.4%	0.2%	pts.	$141.12	0.5%
Residence Inn	$120.45	1.2%	80.7%	0.5%	pts.	$149.32	0.6%
Fairfield Inn & Suites	$84.79	1.8%	73.3%	0.8%	pts.	$115.74	0.7%
Composite North American Limited-Service [4]	$101.93	1.4%	75.9%	0.4%	pts.	$134.35	0.8%
North American - All [5]	$121.04	2.0%	75.6%	0.3%	pts.	$160.09	1.5%

[1]	Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.

[2]	Includes Marriott Hotels, Sheraton, Westin, Renaissance, Autograph Collection, Delta Hotels, Gaylord Hotels, and Le Méridien. Systemwide also includes Tribute Portfolio.

[3]	Includes Composite North American Luxury and Composite North American Upper Upscale.

[4]	Includes Courtyard, Residence Inn, Fairfield Inn & Suites, SpringHill Suites, TownePlace Suites, Four Points, Aloft, Element, and AC Hotels by Marriott. Systemwide also includes Moxy.

[5]	Includes North American Full-Service and Composite North American Limited-Service.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Nine Months Ended September 30, 2018 and September 30, 2017
	REVPAR		Occupancy			Average Daily Rate
Region	2018	vs. 2017	2018	vs. 2017		2018	vs. 2017
Greater China	$94.47	9.0%	72.1%	3.3%	pts.	$131.05	3.9%
Rest of Asia Pacific	$127.06	6.8%	74.9%	1.4%	pts.	$169.59	4.8%
Asia Pacific	$106.53	8.0%	73.1%	2.6%	pts.	$145.67	4.1%

Caribbean & Latin America	$131.42	8.9%	64.7%	0.7%	pts.	$203.28	7.6%
Europe	$156.95	4.2%	74.6%	0.7%	pts.	$210.36	3.2%
Middle East & Africa	$98.51	0.0%	65.2%	2.7%	pts.	$151.17	-4.2%

International - All [1]	$118.84	5.7%	71.4%	2.0%	pts.	$166.53	2.7%

Worldwide [2]	$135.53	3.7%	74.2%	1.1%	pts.	$182.68	2.2%

Comparable Systemwide International Properties
	Nine Months Ended September 30, 2018 and September 30, 2017
	REVPAR		Occupancy			Average Daily Rate
Region	2018	vs. 2017	2018	vs. 2017		2018	vs. 2017
Greater China	$93.80	8.7%	71.5%	3.3%	pts.	$131.27	3.7%
Rest of Asia Pacific	$127.53	7.5%	74.7%	1.6%	pts.	$170.63	5.2%
Asia Pacific	$108.76	8.1%	72.9%	2.6%	pts.	$149.17	4.3%

Caribbean & Latin America	$105.51	7.7%	63.5%	0.8%	pts.	$166.28	6.4%
Europe	$136.24	5.7%	72.9%	1.6%	pts.	$186.94	3.3%
Middle East & Africa	$94.99	0.1%	65.0%	2.4%	pts.	$146.23	-3.5%

International - All [1]	$114.68	6.2%	70.6%	2.0%	pts.	$162.34	3.1%

Worldwide [2]	$119.18	3.1%	74.2%	0.8%	pts.	$160.72	2.0%

[1]	Includes Asia Pacific, Caribbean & Latin America, Europe, and Middle East & Africa.

[2]	Includes North American - All and International - All.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA
($ in millions)

	Fiscal Year 2018
	First Quarter	Second Quarter	Third Quarter	Total
Net income, as reported	$398	$610	$483	$1,491
Cost reimbursement revenue	(3,773)	(3,985)	(3,733)	(11,491)
Reimbursed expenses	3,835	3,979	3,879	11,693
Interest expense	75	85	86	246
Interest expense from unconsolidated joint ventures	2	3	2	7
Tax provision	104	186	85	375
Depreciation and amortization	54	58	52	164
Contract investment amortization	18	13	13	44
Depreciation classified in reimbursed expenses	33	34	39	106
Depreciation and amortization from unconsolidated joint ventures	10	10	10	30
Share-based compensation	38	47	43	128
Gain on asset dispositions	(58)	(109)	(16)	(183)
Gain on investees’ property sales	—	(10)	(55)	(65)
Merger-related costs and charges	34	18	12	64
Adjusted EBITDA **	$770	$939	$900	$2,609

Increase over 2017 Adjusted EBITDA **	8%	15%	12%	11%	[1]

	Fiscal Year 2017 [2]
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income, as reported	$371	$489	$485	$114	$1,459
Cost reimbursement revenue	(3,736)	(3,927)	(3,830)	(3,962)	(15,455)
Reimbursed expenses	3,696	3,791	3,650	4,091	15,228
Interest expense	70	73	73	72	288
Interest expense from unconsolidated joint ventures	1	3	2	4	10
Tax provision	123	227	253	920	1,523
Depreciation and amortization	51	71	54	53	229
Contract investment amortization	11	12	11	16	50
Depreciation classified in reimbursed expenses	32	33	28	33	126
Depreciation and amortization from unconsolidated joint ventures	11	10	10	11	42
Share-based compensation	35	41	42	37	155
Gain on asset dispositions	—	(24)	—	(659)	(683)
Merger-related costs and charges	51	21	28	59	159
Adjusted EBITDA **	$716	$820	$806	$789	$3,131

**	Denotes non-GAAP financial measures. Please see pages A-14 and A-15 for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1]	Represents the percentage increase of Adjusted EBITDA of $2,609 million for the first three quarters of 2018 over Adjusted EBITDA of $2,342 million for the first three quarters of 2017.

[2]	On January 1, 2018, we adopted ASU 2014-09. The table above reflects our recast 2017 results under the new accounting standard.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
FOURTH QUARTER 2018
($ in millions)

	Range
	Estimated Fourth Quarter 2018		Fourth Quarter 2017 2 **
Net income excluding certain items [1]	$475	$487
Interest expense	95	95
Interest expense from unconsolidated joint ventures	3	3
Tax provision	113	116
Depreciation and amortization	60	60
Contract investment amortization	15	15
Depreciation classified in reimbursed expenses	34	34
Depreciation and amortization from unconsolidated joint ventures	10	10
Share-based compensation	42	42
Adjusted EBITDA **	$847	$862	$789

Increase over 2017 Adjusted EBITDA**	7%	9%

** Denotes non-GAAP financial measures. See pages A-14 and A-15 for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1]
Guidance excludes cost reimbursement revenue, reimbursed expenses, and merger-related costs and charges, which the company cannot accurately forecast and which may be significant, except for depreciation classified in reimbursed expenses, which is included in the caption “Depreciation classified in reimbursed expenses” above.

[2]
On January 1, 2018, we adopted ASU 2014-09. The table above reflects our recast 2017 results under the new accounting standard. For 2017 full year recast information, see the Form 8-K that we furnished on July 25, 2018.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
FULL YEAR 2018
($ in millions)

	Range
	Estimated Full Year 2018		Full Year 2017 2 **
Net income excluding certain items [1]	$2,160	$2,172
Interest expense	341	341
Interest expense from unconsolidated joint ventures	10	10
Tax provision	560	563
Depreciation and amortization	224	224
Contract investment amortization	59	59
Depreciation classified in reimbursed expenses	140	140
Depreciation and amortization from unconsolidated joint ventures	40	40
Share-based compensation	170	170
Gain on asset dispositions	(183)	(183)
Gain on investees’ property sales	(65)	(65)
Adjusted EBITDA **	$3,456	$3,471	$3,131

Increase over 2017 Adjusted EBITDA**	10%	11%

** Denotes non-GAAP financial measures. See pages A-14 and A-15 for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1]
Guidance excludes cost reimbursement revenue, reimbursed expenses, and merger-related costs and charges, which the company cannot accurately forecast and which may be significant, except for depreciation classified in reimbursed expenses, which is included in the caption “Depreciation classified in reimbursed expenses” above.

[2]
On January 1, 2018, we adopted ASU 2014-09. The table above reflects our recast 2017 results under the new accounting standard. For 2017 full year recast information, see the Form 8-K that we furnished on July 25, 2018.

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We discuss management’s reasons for reporting these non-GAAP measures below, and the press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income, income from continuing operations, net income, earnings per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Adjusted Operating Income and Adjusted Operating Income Margin.  Adjusted operating income and Adjusted operating income margin exclude cost reimbursement revenue, reimbursed expenses, Starwood merger costs presented in the “Merger-related costs and charges” caption of our Income Statements, and net purchase accounting revisions. Adjusted operating income margin reflects Adjusted operating income divided by Adjusted total revenues. We believe that these are meaningful metrics because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Net Income and Adjusted Diluted EPS. Adjusted net income and Adjusted diluted EPS reflect our net income and diluted earnings per share excluding the impact of cost reimbursement revenue, reimbursed expenses, merger-related costs, charges, and other merger-related adjustments due to purchase accounting, the gain on the sale of our ownership interest in Avendra, and the income tax effect of these adjustments, and our provisional estimate of the impact of the U.S. Tax Cuts and Jobs Act of 2017. We calculate the income tax effect of the adjustments using an estimated tax rate applicable to each adjustment. We believe that these measures are meaningful indicators of our performance because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”). Adjusted EBITDA reflects net income excluding the impact of the following items: cost reimbursement revenue and reimbursed expenses, interest expense, depreciation (including depreciation classified in “Reimbursed expenses,” as discussed below), amortization, and provision for income taxes, pre-tax transaction and transition costs associated with the Starwood merger, and share-based compensation expense for all periods presented. When applicable, Adjusted EBITDA also excludes gains and losses on asset dispositions made by us or by our joint venture investees.

In our presentations of Adjusted operating income and Adjusted operating income margin, Adjusted net income, and Adjusted diluted EPS, we exclude transaction and transition costs associated with the Starwood merger, which we record in the “Merger-related costs and charges” caption of our Income Statements, and other merger-related adjustments due to purchase accounting, to allow for period-over period comparisons of our ongoing operations before the impact of these items. We exclude cost reimbursement revenue and reimbursed expenses, which relate to property-level and centralized programs and services that we operate for the benefit of our hotel owners. We do not operate these programs and services to generate a profit over the contract term, and accordingly, when we recover the costs that we incur for these programs and services from our hotel owners, we do not seek a mark-up. For property-level services, our owners typically reimburse us at the same time that we incur expenses. However, for centralized programs and services, our owners may reimburse us before or after we incur expenses, causing temporary timing differences between the costs we incur and the related reimbursement from hotel owners in our operating and net income. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Because we do not retain any such profits or losses over time, we exclude the net impact when evaluating period-over-period changes in our operating results.

We believe that Adjusted EBITDA is a meaningful indicator of our operating performance because it permits period-over-period comparisons of our ongoing operations before these items and facilitates our comparison of results before these items with results from other lodging companies. We use Adjusted EBITDA to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provisions for income taxes can vary considerably among companies. Our Adjusted EBITDA also excludes depreciation and amortization expense which we report under “Depreciation, amortization, and other” as well as depreciation classified in “Reimbursed expenses” and “Contract investment amortization” in our Consolidated Statements of Income (our “Income Statements”), because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Depreciation

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

classified in “Reimbursed expenses” reflects depreciation of Marriott-owned assets, for which we receive cash from owners to reimburse the company for its investments made for the benefit of the system. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. We exclude share-based compensation expense in all periods presented to address the considerable variability among companies in recording compensation expense because companies use share-based payment awards differently, both in the type and quantity of awards granted.

RevPAR. In addition to the foregoing non-GAAP financial measures, we present Revenue per Available Room (“RevPAR”) as a performance measure. We believe RevPAR is a meaningful indicator of our performance because it measures the period-over-period change in room revenues for comparable properties. RevPAR may not be comparable to similarly titled measures, such as revenues. We calculate RevPAR by dividing room sales (recorded in local currency) for comparable properties by room nights available for the period. We present growth in comparative pro forma combined company RevPAR on a constant dollar basis, which we calculate by applying exchange rates for the current period to each period presented. We believe constant dollar analysis provides valuable information regarding our properties’ performance as it removes currency fluctuations from the presentation of such results.